UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): (November 18, 2010) December 10, 2009

CHINA VALVES TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34542	86-0891931
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

No. 93 West Xinsong Road
Kaifeng City, Henan Province
People’s Republic of China 475002

(Address of principal executive offices)

(+86) 378-292-5211
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

China Valves Technology, Inc. is filing this amendment to its current report on Form 8-K, which was originally filed with the Securities and Exchange Commission on February 8, 2010, to more fully explain the timeline and facts surrounding its acquisition of Changsha Valve (as defined below).

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On February 8, 2010, China Valves Technology, Inc. (the “Company”) filed a Current Report on Form 8-K to disclose that its wholly-owned subsidiary, China Fluid Equipment Holdings Limited (“China Fluid”), acquired 100% of the outstanding equity interests of Able Delight (Changsha) Valve Co., Ltd., a PRC company (“Changsha Valve”), from Able Delight Investment Limited, a Hong Kong company (“Able Delight”). The purchase price paid by China Fluid for Changsha Valve was $15 million.

On January 12, 2010, prior to the closing of the China Fluid acquisition of Changsha Valve, Able Delight registered with the Changsha Industrial Bureau (the “Registration”) its acquisition of Changsha Valve (the “Able Delight Acquisition of Changsha Valve”) from Watts Regulator Co. (“Watts Regulator”), a party controlled by Watts Water Technologies, Inc. (“Watts”). The Registration indicates that the consideration paid by Able Delight for Changsha Valve was $6.07 million. The Registration also approved the name change from Watts Valve (Changsha) Co., Ltd. to Able Delight (Changsha) Valve Co., Ltd. Watts disclosed in its Form 10-Q for the period ended March 31, 2010 that it generated $5.1 million of net cash from investing activities of discontinued operations in the first three months of 2010 primarily from cash received from the sale of Watts Valve (Changsha) Co., Ltd.

Watts Regulator required, as a condition of the sale of Changsha Valve, that the purchasing party be a company whose registered owner was not the Company or any of its affiliates. Therefore, the Company arranged for the formation of Able Delight by a third party, Qing Lu, on November 20, 2009 in contemplation of the Company’s ultimate acquisition of Changsha Valve through its subsidiary China Fluid. Thereafter, on December 10, 2009, China Fluid and Able Delight entered into a loan agreement (the “Loan Agreement”) pursuant to which China Fluid loaned $6.12 million (the “Loan”) to Able Delight as acquisition financing for the contemplated acquisition of Changsha Valve from Watts Regulator. The loan agreement is filed as exhibit 10.1 to this Form 8-K/A. When Able Delight acquired Changsha Valve and before China Fluid acquired Changsha Valve, Jianbao Wang, the Company’s current CEO and the then General Manager of China Fluid, was appointed director and legal representative of Changsha Valve and Huifeng Chen, the controller of the Company, was appointed as the controller of Changsha Valve.

The $15 million purchase price paid by China Fluid for Changsha Valve was $8.93 million more than the purchase paid by Able Delight for Changsha Valve. The additional $8.93 million is accounted for as follows:

Amount of payment
Explanation of payment	(amount in millions*)
Payment of accounts payable to Watts’ Shanghai subsidiary	$1.17 (approx)
Payment of accounts payable to Watts’ Tianjin subsidiary	$1.17 (approx)
Payment of accounts payable to third parties	$2.27 (approx)
Payment to Changsha Valves sales personnel for unpaid sales commission	$2.20 (approx)
Payment to employees of Changsha Valve for unpaid salaries and year-end bonuses	$0.66 (approx)
Payment to employees of Changsha Valves for severance payments	$0.88 (approx)
Payment of legal fees for due diligence and documentation	$0.53 (approx)
Payment of compensation to Able Delight	$0.05
TOTAL	$8.93 million

* Calculated based on the average exchange rate of RMB 6.8269 to $1 issued by People’s Bank of China on February 2, 2010.

Accordingly, when the $6.07 million purchase price paid by Able Delight to Watts Regulator is added to the aggregate amounts paid by China Fluid to Able Delight for the accounts payable and other expense items described in the table above, the total is equal to $15 million.

The following illustration provides a timeline of the events leading up to the China Fluid Acquisition of Changsha Valve.

Although Able Delight was controlled by Qing Lu at the time of the Able Delight Acquisition of Changsha Valve, pursuant to the Loan Agreement, Able Delight would be funded by the Company and act as the Company’s agent or nominee in acquiring Changsha Valve, as evidenced in part by the appointment of Company personnel to management positions at Changsha Valve prior to the China Fluid Acquisition of Changsha Valve on February 3, 2010.

Qing Lu received $50,000 for acting as the sole stockholder of Able Delight on behalf of the Company and the remaining balance of $15 million paid by China Fluid in the China Fluid Acquisition of Changsha Valve was used to cover costs of the acquisition, including the payment of various accounts payable as discussed above.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(d) Exhibits.

Number	Description
10.1	English translation of Loan Agreement by and between China Fluid Equipment Holdings Limited and Able Delight Investment Limited, dated December 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Valves Technology, Inc.

Date: November 18, 2010

/s/ Jianbao Wang
Jianbao Wang
Chief Executive Officer

EXHIBIT INDEX

Number	Description
10.1	English translation of Loan Agreement by and between China Fluid Equipment Holdings Limited and Able Delight Investment Limited, dated December 10, 2009.